UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2004
Commission file Number: 0-17321

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TOR MINERALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson
Corpus Christi, Texas 78402
(Address of principal executive offices and zip code)

(361) 883-5591
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

EXHIBIT 99.1

TOR Minerals International Announces Plant Expansion

and Property Acquisition in the Netherlands

Corpus Christi, Texas July 20, 2004 -- TOR Minerals International (NASDAQ: TORM) announced today that its Netherlands subsidiary, TOR Processing and Trade B.V., (TP&T) purchased property adjacent to its existing plant site consisting of land, a small office building and a 10,000 square foot warehouse with a loading dock. Richard Bowers, President and C.E.O., also said that TP&T would shortly begin construction of a building connected to TP&T's existing production facility that would effectively add another 10,000 square feet of plant space. Bowers said the new equipment additions and debottlenecking at TP&T in this quarter could result in a doubling of capacity in a major product line.

Mr. Bowers said that the Company would immediately occupy a portion of the purchased property and take possession of the warehouse in January of 2005. He said that the acquisition and expansion, totaling approximately US $1.5 million, was being financed in part by TOR's Netherlands banker, Rabobank, and in part from internally generated cash. He further stated that the growth in TOR's alumina business is in large measure due to the work of Dr. Olaf Karasch, TOR's Executive Vice President and the Managing Director of TP&T. Bowers said that Dr. Karasch's technical expertise, business acumen, and energy were a driving force at TOR.

TOR Minerals is a producer of natural titanium dioxide pigment and specialty aluminas. The company is headquartered in Corpus Christi, Texas and operates production facilities in Corpus Christi, The Netherlands and Malaysia.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: July 20, 2004	RICHARD BOWERS Richard Bowers President and CEO

Date: July 20, 2004	LAWRENCE W. HAAS Lawrence W. Haas Treasurer and CFO